EXHIBIT  B

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, nominal value 0.1 Russian ruble per share, of Mobile TeleSystems OJSC, an open joint stock company organized under the laws of the Russian Federation, and that this Agreement may be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 24 day of March, 2003.

JOINT STOCK FINANCIAL CORPORATION SISTEMA

By:	/s/ Evgeni G. Novitsky
Name:	Evgeni G. Novitsky
Its:	President

INVEST-SVYAZ-HOLDING

By:	/s/ Victor N. Ilyn
Name:	Victor N. Ilyn
Its:	General Director

/s/ Vladimir P. Evtushenkov
Vladimir P. Evtushenkov